Registration No. 333-176652

As filed with the Securities and Exchange Commission on September 14, 2016

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

POST-EFFECTIVE AMENDMENT NO. 1

TO

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

WisdomTree Investments, Inc.

(Exact name of registrant as specified in its charter)

Delaware	13-3487784
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

245 Park Avenue, 35th Floor

New York, New York 10167

(Address of Principal Executive Offices) (Zip Code)

The Registrant’s 2001 Performance Equity Plan

The Registrant’s 2005 Performance Equity Plan

(Full title of the plans)

Peter M. Ziemba

Executive Vice President-Business and Legal Affairs, Chief Legal Officer

WisdomTree Investments, Inc.

245 Park Avenue, 35th Floor

New York, NY 10167

Tel: (917) 267-3747

Fax: (917) 267-3848

(Name, address and telephone number, including area code, of agent for service)

Copies to:

Jocelyn M. Arel, Esq.

Goodwin Procter LLP

100 Northern Avenue

Boston, MA 02210

Tel: (617) 570-1000

Fax: (617) 523-1231

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☒		Accelerated filer	☐
Non-accelerated filer	☐	(Do not check if a smaller reporting company)	Smaller reporting company	☐

DEREGISTRATION OF SECURITIES

This Post-Effective Amendment No. 1 relates to the Registration Statement on Form S-8 (File No. 333-176652) (“Registration Statement”) filed on September 2, 2011 with the Securities and Exchange Commission (the “Commission”) by WisdomTree Investments, Inc. (the “Company” or “Registrant”). Among other things, the Registration Statement registered shares of common stock, par value $0.01 per share, of the Company (“Common Stock”) to be offered and sold pursuant to awards under the Company’s 2001 Performance Equity Plan (the “2001 Plan”) and the Company’s 2005 Performance Equity Plan (the “2005 Plan,” and, collectively with the 2001 Plan, the “Prior Plans”).

At the Annual Meeting of Stockholders held on June 20, 2016, the Company’s stockholders approved the Company’s 2016 Equity Plan (the “2016 Plan”) to replace the Prior Plans for grants of equity-based awards to the Company’s officers, directors, employees and consultants who render services to the Company or its subsidiaries. Effective June 20, 2016, the Prior Plans were suspended and no additional awards will be made thereunder.

In accordance with the Company’s undertaking set forth in Part II, Item 9 of the Registration Statement, the Registrant hereby removes from registration an aggregate of 379,396 shares of Common Stock previously registered under the Registration Statement for offer and sale under the Prior Plans. The deregistered shares represent 189,993 and 189,403 shares of Common Stock that remain unsold under the 2001 Plan and 2005 Plan, respectively, as of June 20, 2016.

Prior to the filing of this Post-Effective Amendment No. 1 to the Registration Statement, the Registrant filed a new Registration Statement on Form S-8 (File No. 333-212128) to register the shares of Common Stock available for issuance under the 2016 Plan.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing an amendment on Form S-8 and has duly caused this Post-Effective Amendment No. 1 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, in the State of New York, on September 14, 2016.

WISDOMTREE INVESTMENTS, INC.

By:	/s/ Amit Muni
Amit Muni Executive Vice President—Finance and Chief Financial Officer

No other person is required to sign this Post-Effective Amendment No. 1 to the Registration Statement on Form S-8 (File No. 333-176652) on behalf of the Registrant in reliance on Rule 478 of the Securities Act of 1933, as amended.